Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 2, 2024	Kevin Gundersen	Ivan Marcuse
The Woodlands, TX	(281) 719-4627	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2024 Earnings

First Quarter Highlights

•	First quarter 2024 net loss attributable to Huntsman of $37 million compared to a net income of $153 million in the prior year period; first quarter 2024 diluted loss per share of $0.22 compared to a diluted income per share $0.83 in the prior year period.

•	First quarter 2024 adjusted net loss attributable to Huntsman of $11 million compared to adjusted net income of $37 million in the prior year period; first quarter 2024 adjusted diluted loss per share of $0.06 compared to adjusted diluted income per share of $0.20 in the prior year period.

•	First quarter 2024 adjusted EBITDA of $81 million compared to $136 million in the prior year period.

•	First quarter 2024 net cash used in operating activities from continuing operations was $63 million. Free cash flow from continuing operations was a use of cash of $105 million for the first quarter 2024 compared to a use of cash of $168 million in the prior year period.

	Three months ended
	March 31,
In millions, except per share amounts	2024	2023
Revenues	$1,470	$1,606
Net (loss) income attributable to Huntsman Corporation	$(37)	$153
Adjusted net (loss) income (1)	$(11)	$37
Diluted (loss) income per share	$(0.22)	$0.83
Adjusted diluted (loss) income per share(1)	$(0.06)	$0.20
Adjusted EBITDA(1)	$81	$136
Net cash used in operating activities from continuing operations	$(63)	$(122)
Free cash flow from continuing operations(2)	$(105)	$(168)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2024 results with revenues of $1,470 million, net loss attributable to Huntsman of $37 million, adjusted net loss attributable to Huntsman of $11 million and adjusted EBITDA of $81 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“As we expected, the first quarter of 2024 improved sequentially versus the fourth quarter due largely to higher sales volumes and improved margins. We expect these trends to continue into a seasonally stronger second quarter. While overall demand for our products, as well as our margins in Polyurethanes remain below historical averages, we remain confident that we will see both elements improve as our key markets recover over the next several quarters. We are focused on controlling our costs to drive higher returns and cash flow to provide flexibility to invest in the Company for the long-term and return cash to shareholders.”

Segment Analysis for 1Q24 Compared to 1Q23

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended March 31, 2024 compared to the same period of 2023 was primarily due to lower MDI average selling prices and unfavorable mix, partially offset by higher sales volumes. MDI average selling prices decreased primarily due to less favorable supply and demand dynamics. Sales volumes increased due to modestly improved demand and share gains in certain markets, primarily in the Americas and Europe regions. The decrease in segment adjusted EBITDA was primarily due to lower MDI average selling prices, partially offset by lower raw materials costs, higher sales volumes, higher equity earnings and cost savings from our cost optimization programs.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2024 compared to the same period of 2023 was primarily due to lower average selling prices and unfavorable mix, partially offset by higher sales volumes. Average selling prices decreased primarily due to competitive pressure, particularly in Europe. Sales volumes increased primarily due to improvement in industrial and construction activity as well as increased demand in coatings and adhesives and lubes markets. The decrease in segment adjusted EBITDA was primarily due to lower average selling prices, partially offset by higher sales volumes and lower raw materials costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31, 2024 compared to the same period of 2023 was primarily due to lower average selling prices and lower sales volumes. Average selling prices decreased primarily in response to lower raw materials costs. The decrease in sales volumes was due to our general industry and commodity markets, partially offset by an increase in our aerospace and electrical infrastructure markets in response to customer demand. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and foreign currency exchange rate fluctuations, partially offset by improved sales mix.

Corporate, LIFO and other

For the three months ended March 31, 2024, adjusted EBITDA from Corporate and other was a loss of $43 million as compared to a loss of $49 million for the same period of 2023. The improvement was due to lower corporate costs, partially offset by a decrease in foreign currency exchange gains and an increase in LIFO valuation losses.

Liquidity and Capital Resources

During the three months ended March 31, 2024, our free cash flow from continuing operations was a use of cash of $105 million as compared to a use of cash of $168 million in the same period of 2023. As of March 31, 2024, we had approximately $1.6 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2024, we spent $42 million on capital expenditures from continuing operations as compared to $46 million in the same period of 2023. During 2024, we expect to spend approximately $200 million on capital expenditures.

Income Taxes

In the first quarter of 2024, our effective tax rate was 56% and our adjusted effective tax rate was 57%. We expect our 2024 adjusted effective tax rate to be approximately 34% to 37%. We expect our long-term adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2024 financial results on Friday, May 3, 2024, at 9:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=tHuNeZ2X

Participant dial-in numbers:
Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2024, a member of management is expected to present at:

Fermium Research Chemicals C-Suite Conference May 9, 2024

KeyBanc Capital Markets Industrials and Basic Materials Conference May 29, 2024

Deutsche Bank Global Industrials, Materials, & Building Products Conference June 6, 2024

Wells Fargo Industrials Conference June 12, 2024

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2024	2023
Revenues	$1,470	$1,606
Cost of goods sold	1,269	1,337
Gross profit	201	269
Operating expenses, net	209	215
Gain on acquisition of assets, net	(52)	-
Prepaid asset write-off	71	-
Restructuring, impairment and plant closing costs (credits)	11	(7)
Operating (loss) income	(38)	61
Interest expense, net	(19)	(18)
Equity in income of investment in unconsolidated affiliates	19	12
Other income, net	2	-
(Loss) income from continuing operations before income taxes	(36)	55
Income tax benefit (expense)	20	(11)
(Loss) income from continuing operations	(16)	44
(Loss) income from discontinued operations, net of tax(3)	(7)	122
Net (loss) income	(23)	166
Net income attributable to noncontrolling interests	(14)	(13)
Net (loss) income attributable to Huntsman Corporation	$(37)	$153

Adjusted EBITDA(1)	$81	$136
Adjusted net (loss) income (1)	$(11)	$37

Basic (loss) income per share	$(0.22)	$0.84
Diluted (loss) income per share	$(0.22)	$0.83
Adjusted diluted (loss) income per share(1)	$(0.06)	$0.20

Common share information:
Basic weighted average shares	172	183
Diluted weighted average shares	172	184
Diluted shares for adjusted diluted (loss) income per share	172	184

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		(Worse) /
In millions	2024	2023	Better
Segment Revenues:
Polyurethanes	$926	$991	(7)%
Performance Products	291	334	(13)%
Advanced Materials	261	289	(10)%
Total Reportable Segments' Revenues	1,478	1,614	(8)%
Intersegment Eliminations	(8)	(8)	n/m
Total Revenues	$1,470	$1,606	(8)%

Segment Adjusted EBITDA(1):
Polyurethanes	$39	$66	(41)%
Performance Products	42	71	(41)%
Advanced Materials	43	48	(10)%
Total Reportable Segments' Adjusted EBITDA(1)	124	185	(33)%
Corporate, LIFO and other	(43)	(49)	12%
Total Adjusted EBITDA(1)	$81	$136	(40)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2024 vs. 2023
	Average Selling Price(a)
	Local	Exchange	Sales
	Currency & Mix	Rate	Volume(b)	Total
Polyurethanes	(16)%	0%	9%	(7)%
Performance Products	(17)%	0%	4%	(13)%
Advanced Materials	(6)%	0%	(4)%	(10)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax Expense		Net Income		Diluted (Loss) Income Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2024	2023	2024	2023	2024	2023	2024	2023
Net (loss) income	$(23)	$166			$(23)	$166	$(0.13)	$0.90
Net income attributable to noncontrolling interests	(14)	(13)			(14)	(13)	(0.08)	(0.07)
Net (loss) income attributable to Huntsman Corporation	(37)	153			(37)	153	(0.22)	0.83
Interest expense, net from continuing operations	19	18
Income tax (benefit) expense from continuing operations	(20)	11	$20	$(11)
Income tax (benefit) expense from discontinued operations(3)	(1)	15
Depreciation and amortization from continuing operations	69	69
Business acquisition and integration expenses and purchase accounting inventory adjustments	20	1	(18)	-	2	1	0.01	0.01
EBITDA / Loss (income) from discontinued operations(3)	8	(137)	N/A	N/A	7	(122)	0.04	(0.66)
Fair value adjustments to Venator investment, net	-	1	-	-	-	1	-	0.01
Certain legal and other settlements and related expenses	1	1	-	-	1	1	0.01	0.01
Certain non-recurring information technology project implementation costs	-	2	-	-	-	2	-	0.01
Amortization of pension and postretirement actuarial losses	8	8	(1)	(1)	7	7	0.04	0.04
Restructuring, impairment and plant closing and transition costs (credits)	14	(6)	(5)	-	9	(6)	0.05	(0.03)
Adjusted(1)	$81	$136	$(4)	$(12)	(11)	37	$(0.06)	$0.20

Adjusted income tax expense(1)					4	12
Net income attributable to noncontrolling interests					14	13
Adjusted pre-tax income (1)					$7	$62
Adjusted effective tax rate(4)					57%	19%

Effective tax rate					56%	20%

Table 5 – Balance Sheets

	March 31,	December 31,
In millions	2024	2023
Cash	$552	$540
Accounts and notes receivable, net	837	753
Inventories	896	867
Other current assets	158	154
Property, plant and equipment, net	2,571	2,376
Other noncurrent assets	2,558	2,558
Total assets	$7,572	$7,248

Accounts payable	$745	$719
Other current liabilities	438	441
Current portion of debt	396	12
Long-term debt	1,660	1,676
Other noncurrent liabilities	939	922
Huntsman Corporation stockholders’ equity	3,152	3,251
Noncontrolling interests in subsidiaries	242	227
Total liabilities and equity	$7,572	$7,248

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2024	2023
Debt:
Revolving credit facility	$195	$-
Accounts receivable programs	163	169
Senior notes	1,463	1,471
Note payable	190	-
Variable interest entities	24	26
Other debt	21	22
Total debt - excluding affiliates	2,056	1,688

Total cash	552	540
Net debt - excluding affiliates(5)	$1,504	$1,148

See end of press release for footnote explanations.

Table 7 – Summarized Statements of Cash Flows

	Three months ended
	March 31,
In millions	2024	2023
Total cash at beginning of period	$540	$654
Net cash used in operating activities from continuing operations	(63)	(122)
Net cash used in operating activities from discontinued operations(3)	(2)	(32)
Net cash (used in) provided by investing activities from continuing operations	(30)	493
Net cash used in investing activities from discontinued operations(3)	-	(4)
Net cash provided by (used in) financing activities	108	(379)
Effect of exchange rate changes on cash	(1)	5
Total cash at end of period	$552	$615

Free cash flow from continuing operations(2):
Net cash used in operating activities from continuing operations	$(63)	$(122)
Capital expenditures	(42)	(46)
Free cash flow from continuing operations(2)	$(105)	$(168)

Supplemental cash flow information:
Cash paid for interest	$(12)	$(10)
Cash paid for income taxes	(15)	(29)
Cash paid for restructuring and integration	(17)	(22)
Cash paid for pensions	(10)	(11)
Depreciation and amortization from continuing operations	69	69
Change in primary working capital:
Accounts and notes receivable	$(87)	$(23)
Inventories	(38)	(50)
Accounts payable	30	(75)
Total change in primary working capital	$(95)	$(148)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the first quarter 2023, we completed the divestiture of our Textile Effects business, which is reported as discontinued operations on the income and cash flow statements.

(4)	We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2023 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp

Facebook: www.facebook.com/huntsmancorp

LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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